UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2006

WESTLAND DEVELOPMENT CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

New Mexico

(State or Other Jurisdiction of Incorporation)

0-7775	85-0165021
(Commission File Number)	(IRS Employer Identification No.)

401 Coors Blvd., NW Albuquerque, New Mexico	87121
(Address of Principal Executive Offices)	(Zip Code)

(505) 831-9600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

Item 1.01 Entry Into a Material Definitive Agreement

On April 5, 2006, Westland Development Co., Inc. (“Westland”) and SHNM Acquisition Corp. (“SHNM”) entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”) entered into between Westland and SHNM on February 24, 2006. Pursuant to the Amendment, the merger consideration to be received by Westland shareholders in the merger was increased from $255.00 pt $266.23 per share in cash.

Under the original terms of the Merger Agreement, SHNM agreed to pay approximately $212 million in the aggregate to acquire Westland, or $255 per share. However, at the time the Merger Agreement was executed, it was believed that 35,000 additional shares of Westland common stock would be issued to Westland’s board of directors pursuant to board resolutions that provide for the issuance of these shares upon a threatened change in control. These resolutions were adopted as a defensive measure to deter an attempted hostile takeover of Westland. After executing the Merger Agreement, Westland’s board of directors determined that the merger did not meet the requirements of the resolutions granting the additional shares. As a result, Westland and SHNM agreed to amend the Merger Agreement to clarify that such shares will not be issued in connection with the merger and reapportion the merger consideration that would have otherwise been paid to the directors in respect of the 35,000 shares to all Westland shareholders, increasing the per share purchase price to $266.23 per share.

In addition, the Amendment amended the Merger Agreement to provide that (a) the surviving company in the merger would, to the extent permitted by law, honor a prior determination made under Westland’s bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper, (b) the surviving company would indemnify Westland’s directors and officers who served as such after September 30, 2005 to the extent described in Westland’s amended and restated bylaws following the completion of the merger and (c) that Westland would pay the premiums to renew, increase and/or extend Westland’s existing director’s and officer’s liability insurance or purchase a “run off” policy for six years after the completion of the merger with a maximum amount of at least $10 million.

The Amendment also amends one of the termination provisions in the Merger Agreement to provide that if Westland has not held a special shareholders meeting to vote on the Merger Agreement by June 1, 2006, either party may elect to extend the Merger Agreement up to an additional 45 days in order to allow for the shareholders meeting to be held.

The Merger Agreement continues to require the affirmative vote of the owners of 2/3 of Westland’s outstanding no par value common stock and Westland’s Class B common stock, each voting as a separate class .

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 2.1 hereto, and by this reference made a part hereof.

In connection with the merger, Westland filed preliminary proxy materials related to the Merger Agreement with the Securities Exchange Commission (“SEC”). Upon completion of the SEC review, the proxy materials will be mailed to the shareholders of record as of a record date yet to be determined and will state the date, time and location of the special shareholders’ meeting at which the Merger Agreement will be considered and voted upon. At the special shareholders’ meeting, Westland shareholders will also vote upon the election of three directors who, pursuant to Westland’s articles of incorporation and bylaws, are up for re-election at this time.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger and all other statements in this release other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Westland may not be able to complete the merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors will be more fully described in the proxy statement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated April 5, 2006, by and among Westland Development Co., Inc. and SHNM Acquisition Corp.

99.1	April 7, 2006 Press Release filed with this Form 8-K Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAND DEVELOPMENT CO., INC.

Dated: April 7, 2006	By:	/S/ BARBARA PAGE
Barbara Page Title: President

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